Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                    CONTACT:      Julie Rathbun, 206-286-2517

NeoRx Refocusing Resources to Expedite Development of Picoplatin

Management to Host Conference Call Monday May 9th at 8:00 a.m. Eastern

SEATTLE — May 6, 2005 — NeoRx Corporation (NASDAQ:NERX) today announced that it is implementing a strategic restructuring to refocus its resources to expedite development of picoplatin (NX 473), a next-generation intravenous platinum chemotherapeutic agent specifically designed to improve on the safety and efficacy of existing platinum therapeutics for cancer.

As a result of this restructuring, NeoRx has discontinued the clinical development of STR for multiple myeloma and other indications, and will reduce its workforce by approximately 40 percent.  The Company also announced plans to cease operations at its facility in Denton, Texas, where STR was being manufactured.  The Company will redirect its resources to its picoplatin development program, including the initiation of its planned Phase II trial of picoplatin in small cell lung cancer in mid-2005, as well as the initiation of a clinical program in colorectal cancer by early 2006 and potentially other indications.

“While we believe STR is an innovative cancer therapeutic, a variety of factors contributed to our decision to discontinue the program and apply our resources to the development of picoplatin,” said Jerry McMahon, Ph.D., chairman and CEO of NeoRx.  “We have recently been in informal discussions with the FDA to modify the patient eligibility criteria as a possible means of increasing the slower than anticipated enrollment in our Phase III trial.  Based on these discussions and other external factors, we concluded that continuation of STR development would not be economically feasible.  The FDA indicated that it wanted to renegotiate the special protocol assessment for the Phase III trial.  The changes mentioned by the FDA would have extended the endpoints of the trial, increasing the number of patients and the length of follow-up, and thus substantially increasing the time and cost to complete trial.  This uncertain regulatory situation combined with the changing treatment landscape have made negotiations with potential STR partners more challenging than anticipated and finding a funding partner unlikely.”

“We believe that picoplatin represents an exciting and financially attractive product development opportunity based on its anti-tumor activity to date, the success of approved platinum agents currently on the market, such as oxaliplatin and carboplatin, and  the relatively well-understood clinical endpoints and approval pathway for this class of drug,” said Dr. McMahon.  “In addition, encouraging recent data showing the promise of platinums in combination with targeted cancer agents provides us with further confidence in our decision to move picoplatin forward.”

Earlier this week, the Company signed a manufacturing and supply agreement with Hyaluron, Inc. for the production of picoplatin drug product for clinical trials.

The Company currently estimates that it will incur restructuring charges of approximately $2 million during 2005 and 2006 associated with the reduction in force and the termination of contracts and other obligations related to the STR program.  This does not include any potential asset impairment charges and is subject to change as further analysis is conducted.  The Company expects to have a post-restructuring workforce of approximately 29 employees.  As of March 31, 2005, NeoRx had cash and investment securities of approximately $16.1 million, and the Company believes that cash is sufficient to fund operations through 2005.  The Company is continuing to evaluate other areas where additional expenses can be reduced and is reviewing alternatives with respect to the STR related assets.  The Company will seek additional funding to support the development of picoplatin.

“This decision was difficult because there are so many talented and dedicated colleagues associated with the STR program.  While many will remain to develop picoplatin, we want to acknowledge those individuals who will be leaving and thank them for their important contributions,” continued Dr. McMahon.

About Picoplatin

Picoplatin is a next-generation platinum compound specifically designed to improve on the safety and efficacy of existing platinum therapeutics for cancer.  To date, picoplatin has been evaluated in more than 500 patients in Phase I and II studies in which picoplatin demonstrated anti-tumor activity in a variety of solid tumors, including lung, ovarian, and hormone refractory prostate cancer, and showed a manageable safety profile.  A Phase II trial is scheduled to begin in mid-2005 and will evaluate the single-agent activity of picoplatin in patients with platinum-resistant small cell lung cancer, the most aggressive and deadly form of lung cancer.  The Company also plans to develop picoplatin for other cancer indications, initially colorectal cancer.

Conference Call Details

Management will host a conference call beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) on Monday, May 9, 2005, to discuss this announcement and answer questions.  To participate in the live call by telephone, please dial (866) 800-8651 from the U.S., and for international callers, please dial (617) 614-2704.  The passcode for the call is 10850500. The live conference call will also be available via the Internet at www.neorx.com, and a recording of the call will be available on the Company’s Web site for 7 business days following the completion of the call. A telephone replay will be available following the conclusion of the call by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 96927361.

About NeoRx

NeoRx is a cancer therapeutics development company.  The Company currently is focusing its development efforts on picoplatin (NX 473), a next-generation platinum therapy that the Company plans to evaluate in the treatment of patients with advanced lung and colorectal cancers.  For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development and commercial potential for picoplatin and STR, statements about the expected effect of the restructuring on the Company’s future operating results and other statements about our plans, objectives, intentions and expectations.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the risk that we do not realize the cost savings and other benefits expected to result from the restructuring; the uncertainty and timing of obtaining additional financing, obtaining required regulatory approvals,  including delays associated with any approvals that we may obtain, the initiation, progress and costs of our picoplatin clinical trials, generating future revenue from product sales or other sources such as collaborative relationships and future profitability, our dependence on patents and other proprietary rights; and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2004. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NOTE: NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

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